Exhibit 11
                                                      ----------


               SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
             Computation of Earnings Per Share Statement
              (Thousands of dollars, except share data)

                             Three Months Ended        Nine Months Ended
                                September 30,             September 30,
                           ----------------------    ----------------------
                              1997        1996          1997        1996
                           ----------  ----------    ----------  ----------
Net earnings               $    8,450  $    6,040    $   23,960  $   17,100

Weighted average
 number of common
 shares outstanding
 during the period         12,138,097  11,955,272    12,083,666  11,895,338

Weighted average
 number of maximum
 shares subject to
 exercise under
 outstanding stock
 options at end of
 period                     1,223,445   1,297,924     1,249,118   1,322,656
                          -----------  ----------    ----------  ----------
                           13,361,542  13,253,196    13,332,784  13,217,994
Less treasury shares
 assumed purchased
 with proceeds from
 assumed exercise of
 outstanding options (a)      473,217     619,456       560,081     641,684
                          -----------  ----------    ----------  ----------
Weighted average
 number of common and
 common equivalent
 shares outstanding
 after assumed
 exercise of options       12,888,325  12,633,740    12,772,703  12,576,310
                           ==========  ==========    ==========  ==========

Earnings per share
 based on above
 assumptions (b)           $      .66  $      .48    $     1.88  $     1.36
                           ==========  ==========    ==========  ==========

Earnings per share
 as reported               $      .66  $      .48    $     1.88  $     1.36
                           ==========  ==========    ==========  ==========

(a)	All options are exercisable under a nonqualified plan.  The proceeds from assumed exercise of options aggregated $22,241,176 and $21,347,886 in the three and nine month periods ended September 30, 1997 respectively; the proceeds from assumed exercises aggregated $19,711,106 and $20,095,845 in the three and nine month periods ended September 30, 1996, respectively.
    The proceeds and number of treasury shares assumed purchased were determined on the most likely exercise assumption.

(b)	Primary and fully diluted earnings per share are the same for each period presented.